Exhibit 99.1

Jounce Therapeutics Reports Fourth Quarter and Full Year 2017 Financial Results

- Remain on track to announce preliminary efficacy data for the Phase 1/2 ICONIC trial in the second quarter of 2018 -
- Reiterate 2018 strategy to advance clinical and research pipeline to drive long-term value -
- Company to host conference call and webcast today at 8:00 AM ET -

CAMBRIDGE, Mass., March 8, 2018 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers for patient enrichment, today reported financial results and provided a corporate update for the quarter and year ended December 31, 2017.

“2017 was an important year of execution for Jounce, and our first year as a publicly-traded company. Our corporate progress this past year started with our initial public offering in January 2017 and expanded to the growth of our team and Board as well as our capabilities to support our broader pipeline mission. On the clinical front, we executed on the development of our lead program, JTX-2011, achieving several milestones,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “We continue to make progress towards realizing our vision of transforming the treatment of cancer by delivering first-in-class immunotherapies that provide long-lasting benefits. With this tenet guiding our long-term growth, our goal is to leverage the great progress we have made to date and execute on our key value drivers for 2018.”

Clinical and Research Highlights:
Phase 1/2 ICONIC Trial

•	The Phase 1/2 ICONIC trial remains on track and preliminary efficacy data are expected to be reported in the second quarter of 2018.

•
Two of the Phase 2 combination cohorts in the ICONIC trial, gastric cancer and triple negative breast cancer (TNBC), have met the target enrollment with completion of at least one efficacy assessment. The preliminary efficacy data have been submitted as an abstract for the 2018 American Society of Clinical Oncology (ASCO) Annual Meeting. The abstract includes both monotherapy and combination preliminary efficacy data from these two tumor types. These data are expected to mature between the abstract submission date and the ASCO meeting, and therefore the Company expects to provide data on additional patients, longer-term follow-up, and additional biomarker information.

•
In 2018, the JTX-2011 program is expected to expand by initiating a new combination study within the adaptive ICONIC trial. While continuing to evaluate combination cohorts with a PD-1 inhibitor, a new combination is expected to begin with JTX-2011 and a CTLA-4 inhibitor. The Company believes that the inducible nature of ICOS, or Inducible T cell CO-Stimulator, will be a potential cornerstone of Jounce’s strategy in combination trials. By combining with other approved therapies, JTX-2011 may potentially maximize the benefit of immunotherapeutic approaches across a broad spectrum of indications.

JTX-4014

•
Jounce remains on track to file an Investigational New Drug, or IND, in 2018 for JTX-4014, its internal anti-PD-1 antibody. The Company views JTX-4014 as an important component of its pipeline given its belief that combination therapy will be a mainstay of cancer immunotherapy.

Next Development Candidate

•
Jounce continues to focus on its discovery programs both within and outside of its Celgene collaboration. The first tumor associated macrophage candidate, coming from Jounce’s Translational Science Platform, has advanced into IND-enabling activities. Therapies targeting these innate immune cells may potentially complement existing T cells-focused approaches, thereby providing benefit to patients with less inflamed or colder tumors.

Corporate Highlights:

•
In December 2017, Jounce was added to the NASDAQ Biotechnology Index as a result of meeting the eligibility requirements, including minimum market capitalization and average daily trading volume, among other criteria.

Fourth Quarter and Full Year 2017 Financial Results:

•
Cash Position: As of December 31, 2017, cash, cash equivalents and investments were $257.9 million, compared to $257.4 million as of December 31, 2016. This increase was primarily due to the $106.4 million in net proceeds from Jounce’s initial public offering (IPO), offset by operating costs during the year. Overall, Jounce utilized $105.9 million in net cash for the full year 2017.

•
Collaboration Revenue: Collaboration revenue was $13.0 million for the fourth quarter of 2017, compared to $20.3 million for the same period in 2016 and $71.6 million for the full year 2017, compared to $37.2 million for the same period in 2016. Collaboration revenue represents the revenue recognition relating to the $225.0 million upfront payment received in July 2016 upon the execution of Jounce’s global strategic collaboration with Celgene.

•
Research and Development (R&D) Expenses: R&D expenses were $18.6 million for the fourth quarter of 2017, compared to $10.7 million for the same period in 2016 and $67.8 million for the full year 2017, compared to $34.9 million for the same period in 2016. The increase in R&D expenses for both the fourth quarter of 2017 and the full year 2017 was due to increased employee compensation costs related to increased headcount, clinical costs related to the Phase 1/2 ICONIC trial of JTX-2011 and external research and development costs, primarily attributable to the manufacture of clinical trial materials and related activities.

•
General and Administrative (G&A) Expenses: G&A expenses were $6.0 million for the fourth quarter of 2017, compared to $4.7 million for the same period in 2016 and $23.1 million for the full year 2017, compared to $16.8 million for the same period in 2016. The increase in G&A expenses for both the fourth quarter of 2017 and the full year 2017 was primarily due to increased employee compensation costs related to increased headcount, facilities costs and other costs attributable to operating as a public company. In addition, the increase in G&A expenses for the full year 2017 was offset by $2.0 million of legal and accounting costs written off during 2016 as a result of the postponement of the IPO. The IPO was originally postponed for a period significantly in excess of 90 days, and as a result, the previously-capitalized costs were written off to G&A expenses.

•
Net (Loss) Income: Net loss was $9.4 million for the fourth quarter of 2017, or a basic and diluted net loss per share attributable to common stockholders of $0.29. Net income was $5.5 million for the same period in 2016, or basic net income per share attributable to common stockholders of $0.11 and diluted net income per share attributable to common stockholders of $0.05. The change is primarily attributable to operating income recognized for the fourth quarter of 2016 as compared to an operating loss incurred for the fourth quarter of 2017. Net loss was $16.4 million for the full year 2017, or a basic and diluted net loss per share attributable to common stockholders of $0.57 compared to $13.7 million for same period in 2016, or a basic and diluted net loss per share attributable to common stockholders of $11.00. The decrease in net loss per share attributable to common stockholders is primarily due to an increase in shares of common stock outstanding post-IPO.

Financial Guidance:
Based on its current plans, Jounce expects cash burn on operating expenses and capital expenditures for the full year 2018 to be approximately $80.0 million to $100.0 million. The Company expects to record approximately $50.0 million to $60.0 million in collaboration revenue in 2018 from the continued recognition of the Celgene upfront payment received in 2016.

Given the strength of its balance sheet, Jounce continues to expect its existing cash, cash equivalents and investments to be sufficient to enable the funding of its operating expenses and capital expenditure requirements for at least the next 24 months.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 6198947. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of the company's website at www.jouncetx.com. The webcast will be archived and made available for replay on the company’s website approximately two hours after the call and will be available for 30 days.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding operating expenses, capital expenditures, collaboration revenue and other financial results, release of data from the Phase 1/2 ICONIC trial, expansion of the JTX-2011 program, the filing of an IND for JTX-4014 and the timing, progress and results of preclinical studies and clinical trials for Jounce’s product candidates and any future product candidates may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward looking statements, which often include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “predict,” “target,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates, the preclinical and clinical results for its product candidates, which may not support further development and marketing approval, the potential advantages of Jounce’s product candidates, the development plans of its product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of pre-clinical studies and clinical trials of its product candidates, Jounce’s ability to obtain, maintain and protect its intellectual property, Jounce’s ability to manage operating expenses, Jounce’s ability to maintain its collaboration with Celgene, as well as those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long‑lasting benefits to patients. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within tumors to prioritize targets, and then identifies related biomarkers designed to match the right immunotherapy to the right patient. Jounce’s lead product candidate, JTX-2011, is a monoclonal antibody that binds to and activates ICOS and is currently in the Phase 2 portion of the Phase 1/2 ICONIC trial. For more information, please visit www.jouncetx.com.

Jounce Therapeutics, Inc.
Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue:
Collaboration revenue—related party	$12,989	$20,289	$71,644	$37,197
Operating expenses:
Research and development	18,557	10,654	67,798	34,904
General and administrative	5,984	4,653	23,061	16,759
Total operating expenses	24,541	15,307	90,859	51,663
Operating (loss) income	(11,552)	4,982	(19,215)	(14,466)
Other income, net:
Other income, net	703	484	2,808	763
Total other income, net	703	484	2,808	763
(Loss) income before provision for income taxes	(10,849)	5,466	(16,407)	(13,703)
(Benefit from) provision for income taxes	(1,485)	—	36	—
Net (loss) income	$(9,364)	$5,466	$(16,443)	$(13,703)

Reconciliation of net (loss) income to net (loss) income attributable to common stockholders:
Net (loss) income	$(9,364)	$5,466	$(16,443)	$(13,703)
Accretion of convertible preferred stock to redemption value	—	—	—	—
Loss on extinguishment of convertible preferred stock	—	—	—	—
Accrued dividends on Series A convertible preferred stock	—	(945)	(268)	(3,760)
Accrued dividends on Series B convertible preferred stock	—	(1,121)	(318)	(4,460)
Accrued dividends on Series B-1 convertible preferred stock	—	(735)	(208)	(1,215)
Net income attributable to preferred stockholders	—	(2,407)	—	—
Net (loss) income attributable to common stockholders	$(9,364)	$258	$(17,237)	$(23,138)
Net (loss) income per share attributable to common stockholders, basic	$(0.29)	$0.11	$(0.57)	$(11.00)
Net (loss) income per share attributable to common stockholders, diluted	$(0.29)	$0.05	$(0.57)	$(11.00)
Weighted-average common shares outstanding, basic	32,234	2,386	30,055	2,103
Weighted-average common shares outstanding, diluted	32,234	5,228	30,055	2,103

Jounce Therapeutics, Inc. Selected Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	December 31,
	2017		2016
Cash, cash equivalents and investments	$257,851		$257,374
Working capital	$193,046		$61,114
Total assets	$296,660		$271,312
Total deferred revenue—related party	$116,160		$187,804
Convertible preferred stock	$—		$139,038
Total stockholders’ equity (deficit)	$167,109		$(69,088)

Investor and Media Contact:
Komal Joshi
Jounce Therapeutics, Inc.
(857) 320-2523
kjoshi@jouncetx.com